Exhibit 99.7

Execution Copy

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Agreement”) is made as of October 31, 2008, by PolyMet Mining Corp., a corporation incorporated under the laws of British Columbia, having its principal place of business at 1177 West Hastings Street, Suite 1003, Vancouver, British Columbia, V6E 2K3 (“Pledgor”), in favour of Glencore AG, a corporation existing under the laws of Switzerland, having its principal place of business at Baarermattstrasse 3, CH-6341, Baar, Switzerland (the “Secured Party”).

WHEREAS, Pledgor is the owner of 100% of the issued and outstanding stock of Poly Met Mining, Inc., a Minnesota company formerly named Fleck Resources U.S., Inc. (the “Company”);

WHEREAS, the Company, Pledgor and Secured Party are entering into that certain Purchase Agreement dated of even date herewith (the “Purchase Agreement”);

WHEREAS, pursuant to the terms and conditions of the Purchase Agreement, Secured Party will purchase from the Company, and the Company will sell and issue to Secured Party, certain Debentures (as defined in the Purchase Agreement);

WHEREAS, Pledgor is delivering to Secured Party a Parent Guarantee of even date herewith (the “Guarantee”) pursuant to which it will guaranty the obligations of the Company under the Purchase Agreement and the Debentures; and;

WHEREAS, it is a condition precedent to Secured Party entering into the Purchase Agreement and purchasing the Debentures from the Company that Pledgor enter into this Agreement on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and to induce the Secured Party to enter into the Purchase Agreement and purchase the Debentures, Pledgor agrees as follows:

Section 1. Pledge. As security for the due payment and performance of Pledgor’s indebtedness and other liabilities and obligations, whether now existing or hereafter arising, to the Secured Party under, arising out of or in any way connected with this Agreement, the Purchase Agreement, the Debentures, the Guarantee, the Ancillary Agreements (as defined in the Purchase Agreement) and all other agreements, instruments and documents executed by Pledgor and delivered in connection therewith or otherwise (this Agreement, the Purchase Agreement, the Debentures, the Guarantee, the Ancillary Agreements and all such other agreements, instruments and documents at any time entered into among or between Pledgor and the Secured Party, as the same may, from time to time, be amended, restated, supplemented or otherwise modified, are sometimes hereinafter referred to collectively as the “Debenture Documents”) (all hereinafter referred to collectively as the “Obligations”), Pledgor hereby pledges to the Secured Party, and grants to the Secured Party a security interest in and to, the following (the “Collateral”):

(a) 100% of the shares of stock and any other equity (the “Stock”) of Pledgor in the Company, as more fully described in Schedule A hereto, including, without limitation, all of Pledgor’s rights, privileges, authority and powers as a shareholder of the Company, and any certificates representing the Stock, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Stock, in each case whether any of the foregoing items is now existing or hereafter acquired or created, whether owned beneficially or of record and whether owned individually, jointly or otherwise, together with the products and proceeds thereof, all payments and other distributions with respect thereto and any and all renewals, substitutions, modifications and extensions of any and all of the foregoing;

(b) all ownership interests, membership interests, partnership interests, shares, securities, moneys, instruments or property representing a dividend, a distribution or return of capital upon or in respect of the Stock, or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Stock; and

(c) all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds that constitute property of the types described above).

Section 2. Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral, if any, shall be delivered to and held by or on behalf of the Secured Party pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Secured Party. The Secured Party shall have the right, at any time after an Event of Default (as defined in Section 10 hereof), has occurred, in its discretion upon notice to Pledgor, to transfer to or to register in the name of the Secured Party or any of its nominees any or all of the Collateral, subject only to the rights specified in Section 5(a). In addition, the Secured Party shall have the right at any time an Event of Default has occurred to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations. The Secured Party shall have the right, at any time in its discretion upon the occurrence and during the continuance of an Event of Default and without notice to Pledgor, to transfer to, and to designate on the assignment, any person to whom the Stock, or any portion thereof, is sold in accordance with the provisions hereof.

Section 3. Representations and Warranties. Pledgor represents and warrants as follows:

(a) Pledgor is the legal and beneficial owner of the Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement.

(b) The pledge of the Collateral, together with the delivery of the applicable share certificates and stock powers pursuant to this Agreement creates a valid security interest in the Collateral, securing the payment of the Obligations.

(c) Pledgor has full legal power and authority to enter into, execute, deliver and perform the terms of this Agreement. Pledgor has duly executed and delivered this Agreement.

(d) This Agreement constitutes the valid and legally binding obligation of Pledgor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in an action of law of in equity).

(e) No consent of any other person or entity and no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required: (i) for the pledge by Pledgor of the Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor, or (ii) for the exercise by the Secured Party of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement subject to regulatory requirements to which the Secured Party is subject and internal consents required by the Secured Party.

Section 4. Further Assurances. Pledgor shall at any time and from time to time promptly execute and deliver all further instruments and documents, and take all further action, that may reasonably be necessary or desirable, or that the Secured Party may reasonably request, in order to protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

Section 5. Voting Rights; Dividends; Etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement.

(ii) Pledgor shall be entitled to receive and retain any and all dividends or other distributions or amounts paid in respect of the Collateral to the extent not prohibited by this Agreement.

(iii) The Secured Party shall execute and deliver (or cause to be executed and delivered) to Pledgor, all such proxies and other instruments as Pledgor may reasonably request for the purpose of enabling Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends which it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of Pledgor to (A) exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 5(a)(i) shall, upon notice to Pledgor by the Secured Party, cease and (B) receive the dividends and distributions that it would otherwise be authorized to receive and retain pursuant to Section 5(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Secured Party, which shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights and to receive and hold as Collateral such dividends or otherwise to retain them.

(ii) All dividends which are received by Pledgor contrary to the provisions of paragraph (i) of this Section 5(b) shall be received in trust for the benefit of the Secured Party, shall be segregated from other funds of Pledgor and shall be forthwith paid over to the Secured Party as Collateral in the same form as so received (with any necessary endorsement).

(c) In the event that all or any part of the instruments (if any) constituting the Collateral are lost, destroyed or wrongfully taken while such instruments are in the possession of the Secured Party, Pledgor shall cause the delivery of new instruments in place of the lost, destroyed or wrongfully taken instruments upon request therefor by the Secured Party without the necessity of any indemnity bond or other security other than the Secured Party’s agreement or indemnity therefor customary for pledge agreements similar to this Agreement.

(d) Pledgor shall permit representatives of Secured Party, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, all at the sole cost of the Pledgor. Pledgor shall forward copies of any notices or communications received by Pledgor with respect to the Collateral to the Secured Party, all in such manner as Secured Party may reasonably require.

Section 6. Transfers and Other Liens. Pledgor shall not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or permit to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Collateral.

Section 7. Secured Party Appointed Attorney-in-Fact. Pledgor hereby appoints the Secured Party as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in the Secured Party’s discretion to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of Pledgor under Section 5(a)), including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

Section 8. Secured Party May Perform. If Pledgor fails to perform any agreement contained herein, the Secured Party may itself perform, or cause performance of, such agreement.

Section 9. Secured Party’s Duties. The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Secured Party shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, tenders or other matters relative to any Collateral, whether or not the Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Secured Party accords its own property.

Section 10. Events of Default; Remedies upon Default. In the event that:

(i) Pledgor fails or neglects to perform or observe any term, covenant, warranty or representation contained in this Agreement that is required to be performed or observed and the same is not cured to Secured Party’s reasonable satisfaction within fifteen (15) days after the giving of notice by Secured Party to Pledgor; or

(ii) If any statement, certificate or representation made or given by Pledgor to Secured Party under this Agreement shall be untrue, false or inaccurate in any material respect; or

(iii) The Collateral or a significant part of Pledgor’s other assets are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter; or

(iv) If there occurs an “Event of Default” under the Debentures, including without limitation a default in payment of any principal amount due thereunder, a default in payment of any interest or other amount due thereunder which default continues for more than five (5) Business Days after the due date thereof or if the Grantor or the Parent is subject to any Bankruptcy Event; or;

(v) Pledgor ceases to conduct its business or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

then in each such case an Event of Default hereunder shall have occurred (an “Event of Default”). During the period during which an Event of Default shall have occurred and be continuing:

(a) Secured Party shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code as in effect in the State of New York (the “Uniform Commercial Code”) (whether or not said Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if Secured Party were the sole and absolute owner thereof (and Pledgor agrees to take all such action as may be appropriate to give effect to such right);

(b) Secured Party in its discretion may, in its name or in the name of Pledgor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(c) Secured Party may, upon 10 days’ prior written notice to Pledgor of the time and place, with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of Secured Party or any of its agents, sell, assign or otherwise dispose of all or any part of such Collateral, at such place or places as Secured Party deems best, and for cash or on credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of time or place thereof (except such notice as is required above or by applicable statute and cannot be waived) and Secured Party or anyone else may be the purchaser, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale), and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Pledgor, any such demand, notice or right and equity being hereby expressly waived and released. Unless prohibited by applicable law, Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned;

(d) Secured Party may exercise all stockholder rights, powers and privileges to the same extent as Pledgor is entitled to exercise such rights, powers and privileges;

(e) Upon notice to Pledgor, Secured Party may cause the Stock or any portion thereof to be sold in accordance with Subsection (c) above and, in connection therewith, cause each purchaser of all or any part of any Stock, and, if appropriate, cause one or more amended or articles of incorporation to be filed with respect to Company;

(f) Secured Party may exercise any and all rights and remedies of Pledgor under or in connection with or otherwise in respect of the Collateral;

(g) All payments received by Pledgor under or in connection with or otherwise in respect of the Collateral shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgor and shall be forthwith paid over to Secured Party in the same form as so received (with any necessary endorsement). The proceeds of each collection, sale or other disposition under Section 11 shall be applied by Secured Party to the Obligations pursuant to Section 12 hereof;

(h) Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws,

Secured Party may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Secured Party than those obtainable through a public sale without such restrictions, and that Secured Party shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale;

(i) The Secured Party may accelerate amounts due under the Debentures; and

(j) Any cash held by the Secured Party as Collateral and all cash proceeds received by the Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Secured Party, be held by the Secured Party as collateral for, or then or at any time thereafter be applied (after payment of any amounts payable to the Secured Party pursuant to Section 13) in whole or in part by the Secured Party against, all or any part of the obligations in such order as the Secured Party shall elect. Any surplus of such cash or cash proceeds held by the Secured Party and remaining after payment in full of all the Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

Section 11. Private Sale. Secured Party shall not incur any liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to this Section 11 hereof conducted in a commercially reasonable manner. Pledgor hereby waives any claims against Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if Secured Party accepts the first offer received and does not offer the Collateral to more than one offeree.

Section 12. Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by Secured Party under this Section 12, shall be applied by Secured Party:

(i)	First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of Secured Party and the fees and expenses of their respective agents and counsel, and all expenses, and advances made or incurred by Secured Party in connection therewith;

(ii)	Next, to the payment in full of the Obligations; and

(iii)	Finally, to the payment to Pledgor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

As used in this Section 12, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of Pledgor or any issuer of or obligor on any of the Collateral.

Section 13. Expenses. Pledgor shall pay its own costs and expenses in connection herewith, including filing and recording fees in respect of the security granted hereby, and the costs of enforcement of this Agreement as set out in Section 12(i).

Section 14. Security Interest Absolute. The obligations of Pledgor under this Agreement are independent of the Obligations and a separate action or actions may be brought and prosecuted against Pledgor to enforce this Agreement. All remedies of the Secured Party are cumulative and may be exercised concurrently or separately. All rights of the Secured Party and security interests hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional.

Section 15. Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 16. Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Obligations, (ii) be binding upon Pledgor, the Secured Party and each of their estate, heirs, beneficiaries, successors and assigns. Without limiting the generality of the foregoing clause (ii), the Secured Party may assign or otherwise transfer all or any portion of her rights and obligations under this Agreement to any other person or entity only in accordance with the term of the Debenture Documents, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Secured Party herein or otherwise. Upon the payment in full of the Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination, the Secured Party will return to Pledgor such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.

Section 17. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given only upon delivery to each party to be notified by (i) personal delivery, (ii) facsimile, with electronic confirmation of transmittal, (iii) certified mail, return receipt requested, or (iv) an internationally recognized overnight air courier, addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to Pledgor:

PolyMet Mining Corp.

1177 West Hastings Street, Suite 1003

Vancouver, British Columbia

Canada AI V6E 2K3

Attn: Chief Financial Officer

Fax: (604) 669-4705

With a copy to (which shall not constitute notice):

Farris, Vaughan Wills & Murphy LLP

700 West Georgia Street, Suite 2200

Vancouver, British Columbia

V7Y 1B3

Attn: Mitchell Gropper

Fax: (604) 661-9349

If to Secured Party:

Baarermattstrasse 3

CH-6341, Baar

Switzerland

Attn: Stephen Rowland / Rajiv Singhal

Fax: +41 41 709 3000

With a copy to (which shall not constitute notice):

Davies Ward Phillips & Vineberg LLP

44th Floor 1 First Canadian Place

Toronto, ON M5M 1B1

Attn: Kenneth G. Klassen

Fax: (416) 863-0871

Section 18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 19. Jurisdiction. The Pledgor hereby agrees that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. The Pledgor consents to the jurisdiction and venue of the foregoing courts and waives any objection in which it may have to the laying of venue of any such action or proceeding; and consents that any process or notice of motion or other application to either of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to the party being served at its address set forth in this Agreement (and service so made shall be deemed complete five (5) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts.

PLEDGOR DOES HEREBY DESIGNATE AND APPOINT CSC CORPORATION AT, NEW YORK, NEW YORK                     , ATTENTION:                                         , AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE OF PLEDGOR MAILED OR DELIVERED TO PLEDGOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON PLEDGOR (UNLESS LOCAL LAW REQUIRES ANOTHER METHOD OF SERVICE), IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. PLEDGOR (i) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 20. Waiver of Jury Trial. PLEDGOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH.

Section 21. Severability. The provisions of this Agreement are intended to be severable. If any such provision is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

[SIGNATURE PAGE TO FOLLOW]

Execution Copy

IN WITNESS WHEREOF, Pledgor has executed and delivered this Agreement as of the date first above written.

PLEDGOR:

POLY MET MINING CORP.

By:	/s/ Douglas Newby
Name:	Douglas Newby
Title:	Chief Financial Officer

[Signature Page To Pledge Agreement]

SCHEDULE A TO PLEDGE AGREEMENT

COMPANY	PERCENTAGE	CERTIFICATE NUMBER	NUMBER OF SHARES	CLASS OF SHARES
Poly Met Mining, Inc. (formerly Fleck Resources U.S., Inc.)	100	1	1,000	Common